EXHIBIT 99.1

Contact:	Garry O. Ridge
Phone:	619-275-9324

WD-40 COMPANY REPORTS 6.2% INCREASE IN THIRD QUARTER SALES AND 8.5% INCREASE IN THIRD QUARTER NET INCOME

SAN DIEGO, July 9, 2007 /PRNewswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the third quarter ended May 31, 2007 of $77.6 million, an increase of 6.2% over the third quarter last year. Year-to-date net sales were $228.9 million, up 8.1% over the same period last year.

Net income for the third quarter was $7.6 million, up 8.5% compared to the prior year’s quarter. Earnings per share in the third quarter grew to $0.44 compared to $0.42 during the same period last year. Year-to-date net income was $22.3 million, an increase of 2.2% from last year. Through nine months, earnings per share were $1.29, even with last year.

Summary

•	Net sales increased 6.2% to $77.6 million for the third quarter. Year-to-date net sales grew 8.1% to $228.9 million.

•

Third quarter lubricant sales were $56.5 million, up 15.9%, and $162.2 million for the first nine months, up 15.6%. Household products sales for the quarter were $19.4 million, down 14.9%, and were $62.1 million year to date, down 7.0%. Third quarter heavy-duty hand cleaner sales were $1.7 million, up 12.4%, and $4.6 million through nine months, down 2.8%.

•

Americas region third quarter sales were down 2.5% from a year ago and are up 0.8% for the year. Europe sales for the third quarter were up 23.3% and are up 23.5% for the year. Asia/Pacific region sales for the third quarter were up 17.3% from last year and are up 15.5% for the year.

•	Net income for the third quarter grew 8.5% to $7.6 million. Year to date net income was up 2.2% at $22.3 million.

“We are pleased with the sales growth in Asia-Pacific and Europe driven by our lubricants and household products brands,” said Garry Ridge, WD-40 Company president and CEO. “We have achieved strong sales increase in Australia, the Asian region, and across Europe through a combination of new distribution, expanded distribution, and new product growth. While those markets continue to show promise, we are also facing ongoing challenges in our household products business in the US.”

Updated Fiscal Year Guidance

In fiscal year 2007, WD-40 Company now expects net sales to grow 7%-9% to $307-$313 million. The company expects net income of $29.1-$30.2 million in 2007, achieving earnings per share of $1.70 to $1.75 based on an estimated 17.3 million shares outstanding. The fiscal year 2007 outlook reflects the impact of the company’s move to open a direct operation in China. Results from the first year of direct operations in China are expected to reduce net income in 2007 by approximately $0.6 million, or 4 cents per share.

Financial Highlights

Third quarter gross margin was 47.5% of sales compared to 48.5% in the period last year reflecting higher underlying cost of goods as well a change in product mix. Through nine months, gross margin was 48.2%, equal with the same period last year.

“We continue to be concerned about rising costs of components and raw materials,” Ridge said. “and we are working to improve our gross margin over time.”

Advertising and sales promotion expenses were down 12.7% for the third quarter compared to the same period last year and were up 12.6% for the first nine months of the year. The company expects its investment in global advertising and sales promotion expenses to be in the range of 6.5% to 7.5% of net sales for the fiscal year.

Selling, general and administrative expenses were up 10.1% in the third quarter to $20.2 million and are up 13.5% through nine months to $59.0 million.

“Our investment in China and infrastructure to support global sourcing and inventory management along with higher employee-related costs, legal expense, and the impact of foreign exchange rates contributed to the rise in our overhead expense,” Ridge said. “As our sales grow in our developing markets, we expect to pick up operating leverage.”

On June 26, 2007, the board of directors of WD-40 Company declared the regular quarterly dividend of $0.25 per share, payable July 31, 2007 to stockholders of record on July 17, 2007.

WD-40 Company’s 10-Q will be filed on July 10, 2007.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40(R), and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh(R), Spot Shot(R) and 1001(R). WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $286.9 million in fiscal 2006. Additional information about WD-40 Company can be obtained online at www.wd40.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including impact of cost of goods, the impact of new product innovations and renovations, the impact of foreign currency exchange rates and the timing of advertising and sales promotion activities. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Consolidated Condensed Statements of Operations

(unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2007	2006	2007	2006
Net sales	$77,581,000	$73,052,000	$228,868,000	$211,747,000
Cost of products sold(1)	40,714,000	37,633,000	118,490,000	109,738,000

Gross profit	36,867,000	35,419,000	110,378,000	102,009,000

Operating expenses:
Selling, general and administrative	20,215,000	18,356,000	59,006,000	51,980,000
Advertising and sales promotion	5,173,000	5,923,000	15,876,000	14,097,000
Amortization of intangible asset	147,000	132,000	434,000	394,000

Income from operations	11,332,000	11,008,000	35,062,000	35,538,000

Other (expense) income:
Interest expense, net	(401,000)	(953,000)	(1,695,000)	(2,811,000)
Other income, net	333,000	181,000	148,000	404,000

Income before income taxes	11,264,000	10,236,000	33,515,000	33,131,000

Provision for income taxes	3,620,000	3,190,000	11,238,000	11,341,000

Net income	$7,644,000	$7,046,000	$22,277,000	$21,790,000

Earnings per common share:

Basic	$0.45	$0.42	$1.31	$1.30

Diluted	$0.44	$0.42	$1.29	$1.29

Weighted-average common shares outstanding, basic	17,144,254	16,829,760	17,070,228	16,745,433

Weighted-average common shares outstanding, diluted	17,328,473	16,969,770	17,267,763	16,857,735

Dividends declared per share	$0.25	$0.22	$0.72	$0.66

(1)

Includes cost of products acquired from related party of $4,481,000 and $10,775,000 for the three months ended May 31, 2007 and 2006, respectively; and $14,276,000 and $31,221,000 for the nine months ended May 31, 2007 and 2006, respectively.

WD-40 Company

Consolidated Condensed Balance Sheets

(unaudited)

	May 31, 2007	August 31, 2006
Assets
Current assets:
Cash and cash equivalents	$65,982,000	$45,206,000
Trade accounts receivable, less allowance for doubtful accounts of $715,000 and $762,000	45,474,000	44,491,000
Product held at contract packagers	2,059,000	1,385,000
Inventories	15,061,000	15,269,000
Current deferred tax assets, net	4,218,000	4,331,000
Other current assets	3,079,000	4,858,000

Total current assets	135,873,000	115,540,000

Property, plant and equipment, net	8,551,000	8,940,000
Goodwill	96,316,000	96,118,000
Other intangibles, net	42,565,000	42,722,000
Investment in related party	971,000	972,000
Other assets	3,912,000	4,183,000

	$288,188,000	$268,475,000

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,714,000	$10,714,000
Accounts payable	17,974,000	11,287,000
Accounts payable to related party	1,183,000	463,000
Accrued liabilities	14,539,000	11,678,000
Accrued payroll and related expenses	5,505,000	7,485,000
Income taxes payable	1,515,000	2,040,000

Total current liabilities	51,430,000	43,667,000

Long-term debt	42,857,000	53,571,000
Deferred employee benefits and other long-term liabilities	2,057,000	1,895,000
Long-term deferred tax liabilities, net	15,304,000	13,611,000

Total liabilities	111,648,000	112,744,000

Shareholders’ equity:
Common stock, $.001 par value, 36,000,000 shares authorized — 17,775,634 and 17,510,668 shares issued	18,000	17,000
Paid-in capital	71,418,000	62,322,000
Retained earnings	113,313,000	103,335,000
Accumulated other comprehensive income	6,817,000	5,083,000
Common stock held in treasury, at cost (534,698 shares)	(15,026,000)	(15,026,000)

Total shareholders’ equity	176,540,000	155,731,000

	$288,188,000	$268,475,000

WD-40 Company

Consolidated Condensed Statements of Cash Flows

(unaudited)

	Nine Months Ended May 31,
	2007	2006
Cash flows from operating activities:
Net income	$22,277,000	$21,790,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,742,000	2,571,000
Gains on sales and disposals of property and equipment	(17,000)	(24,000)
Deferred income tax expense	1,622,000	(437,000)
Excess tax benefits from exercise of stock options	(436,000)	(321,000)
Distributions received and equity (earnings) losses from related party, net	1,000	219,000
Stock-based compensation	1,502,000	1,396,000
Changes in assets and liabilities:
Trade accounts receivable	21,000	5,283,000
Product held at contract packagers	(674,000)	326,000
Inventories	449,000	(7,029,000)
Other assets	1,769,000	3,623,000
Accounts payable and accrued expenses	7,222,000	(2,288,000)
Accounts payable to related party	720,000	(1,231,000)
Income taxes payable	83,000	2,141,000
Deferred employee benefits and other long-term liabilities	82,000	78,000

Net cash provided by operating activities	37,363,000	26,097,000

Cash flows from investing activities:
Purchases of short-term investments	(171,625,000)	(20,300,000)
Sales of short-term investments	171,625,000	—
Proceeds from collections on notes receivable	25,000	50,000
Capital expenditures	(1,628,000)	(2,446,000)
Proceeds from sales of property and equipment	233,000	210,000

Net cash used in investing activities	(1,370,000)	(22,486,000)

Cash flows from financing activities:
Repayments of long-term debt	(10,714,000)	(10,714,000)
Proceeds from issuance of common stock	7,086,000	4,755,000
Excess tax benefits from exercise of stock options	436,000	321,000
Dividends paid	(12,299,000)	(11,043,000)

Net cash used in financing activities	(15,491,000)	(16,681,000)

Effect of exchange rate changes on cash and cash equivalents	274,000	328,000

Increase (decrease) in cash and cash equivalents	20,776,000	(12,742,000)
Cash and cash equivalents at beginning of period	45,206,000	37,120,000

Cash and cash equivalents at end of period	$65,982,000	$24,378,000

WD-40 Company

Consolidated Condensed Statements of Comprehensive Income

(unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2007	2006	2007	2006
Net income	$7,644,000	$7,046,000	$22,277,000	$21,790,000

Other comprehensive income:
Equity adjustment from foreign currency translation, net of tax	529,000	1,935,000	1,734,000	1,458,000

Total comprehensive income	$8,173,000	$8,981,000	$24,011,000	$23,248,000